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                                                                     Exhibit 2.4

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, is dated this ____ day of _____, 2001, by and between PII VENTURES, L.L.C., a Michigan limited liability company, having its registered office at 41000 Woodward, Bloomfield Hills, Michigan 48304 (hereinafter sometimes referred to as the "SURVIVING ENTITY"), and ADVANCED ANIMATIONS, INC., a Georgia corporation, having its registered office at 717 Channing Drive, N.W., Atlanta, Georgia 30318 (hereinafter sometimes referred to as the "MERGED CORPORATION"), with the Surviving Entity and the Merged Corporation hereinafter sometimes referred to collectively as "CONSTITUENT ENTITIES."

                              W I T N E S S E T H :

     WHEREAS, the Surviving Entity is a limited liability company duly organized and existing under the laws of the State of Michigan, whose Articles of Organization were filed in the State of Michigan on March 19, 2001, (Michigan LLC I.D. #B86318), with 100% of its Membership Interests issued to the persons listed in Paragraph E below, all of whom are entitled to vote on this Merger; and

     WHEREAS, the Merged Corporation is a corporation duly organized and existing under the laws of the State of Georgia, incorporated on January 10, 1997 (Georgia Control #K703407), with authorized capital stock of 10,000 common shares, its only authorized class of securities, of which one (1) share is issued and outstanding, and is owned entirely by SPX Corporation, a Delaware corporation ("SELLER"), which outstanding share is entitled to vote on this Merger; and



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     WHEREAS, the Members of the Surviving Entity, and the Board of Directors
and sole shareholder of the Merged Corporation, have by consent resolutions without meetings approved this Agreement and Plan of Merger, and have declared it advisable for the best interests of the Constituent Entities that the Merged Corporation merge with and into the Surviving Entity in the manner and upon the terms and conditions hereinafter set forth and with the effect provided by and pursuant to the Michigan Limited Liability Company Act (MCLA Section 450.4705a [the "MICHIGAN ACT"]), and the OCGA Section 14-2-1109 (being Section 22-1109 of the Georgia Business Corporation Code [the "GEORGIA ACT"]), which respective state statutes permit the Merger herein contemplated;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and provisions hereinafter contained, it is agreed that the Merged Corporation shall be merged with and into the Surviving Entity and that the terms and conditions of such Merger and the mode of carrying the same into effect and the manner of surrendering the shares of the Merged Corporation to the Surviving Entity shall be as follows:

     A. MERGER. The Constituent Entities shall, on the Effective Date, be merged into a single entity by the Merged Corporation merging into Surviving Entity. The separate existence of the Merged Corporation shall cease on the Effective Date and the existence of the Surviving Entity shall continue unaffected and unimpaired by the merger with all of the rights, privileges, immunities and powers and subject to all the duties and liabilities of a limited liability company organized under the laws of the State of Michigan.

     B. NAME OF SURVIVING ENTITY. The name of the Surviving Entity is PII Ventures, L.L.C., a Michigan limited liability company.



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     C. ARTICLES OF ORGANIZATION. The Articles of Organization of the Surviving
Entity shall continue to be its Articles of Organization following the Effective Date of the Merger until the same shall be altered or amended as therein provided or as provided by law. Such Articles of Organization are not restated herein, and shall remain as in existence prior to this Merger. The Articles of Organization of the Surviving Entity are set forth in its entirety and attached hereto as Exhibit "A", and all the terms and provisions thereof are hereby incorporated in this Agreement and made a part hereof with the same force and effect as if herein set forth in full; and, from and after the Effective Date of the Merger and until further amended as provided by law, said Exhibit "A", separate and apart from this Agreement and Plan of Merger, shall be, and may be separately certified as, the Articles of Organization of the Surviving Entity.

     D. OPERATING AGREEMENT. The Operating Agreement of the Surviving Entity shall be and remain the Operating Agreement of the Surviving Entity, until altered or amended as therein provided or as provided by law.

     E. MEMBERS AND OFFICERS. The Members of the Surviving Entity, prior to, and from and after the Effective Date of the Merger, shall be the following:

      CLT & ASSOCIATES, L.P., a
         Michigan limited partnership                     MEMBER

      STEVE TOTH, JR. (or his
          revocable living trust)                         MEMBER

     Such Members of the Surviving Entity shall continue in office until their respective successors shall be elected or appointed and qualified.

     F. METHOD OF MERGER. The mode of carrying the Merger into effect and the manner of surrendering the outstanding share of the Merged Corporation to the Surviving Entity shall be as follows:



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          1. SURRENDER OF MERGED CORPORATION SHARE. The outstanding share of common stock of the Merged Corporation, and all rights in respect thereof, shall be converted into the right to receive $16,750,000 (the "Cash Consideration"), and such share shall forthwith be surrendered and delivered to the Surviving Entity by the sole shareholder -- parent corporation of the Merged Corporation, and shall not be converted into membership interests into the Surviving Entity; it being understood that (i) the Merger described herein of a corporation into a limited liability company is authorized under the Georgia Act and the Michigan Act, however, (ii) it is not a tax free reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended ("CODE"), and (iii) is, in fact, for federal income tax purposes, a deemed sale of the assets of the Merged Corporation to the Surviving Entity followed by a constructive liquidation of the Cash Consideration into the Merged Corporation's sole stockholder -- parent corporation under Section 332 of the Code, and that (iv) Seller will only receive the Cash Consideration and shall not receive, in exchange, any membership interests in the Surviving Entity, nor any uncertificated equity interests in the Surviving Entity, nor anything else.

          2. EFFECTIVE DATE; PAYMENT OF CASH CONSIDERATION. This Merger shall be effective, for all purposes including, but not limited to, accounting purposes and as between the parties hereto, as of the close of business on _____ ___, 2001 ( "EFFECTIVE DATE" ). On the Effective Date, Surviving Entity shall pay Seller the Cash Consideration by wire transfer of immediately available funds to such bank account as Seller designates in writing on or before the Effective Date.

     G. PROPERTY RIGHTS, ETC., VESTED IN SURVIVING ENTITY. Upon the Merger becoming effective, all the property, rights, privileges, franchises, patents, trademarks, licenses,



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registrations, and other assets of every kind and description of the Merged
Corporation, including the Services Agreement, dated September 21, 1998, by and between Advanced Animations and The Oz Entertainment Company, shall be transferred to, vested in and devolve upon the Surviving Entity without further act or deed, and all property, rights, and every other interest of the Merged Corporation in its assets shall be, without exception, the property of the Surviving Entity as previously held by the Merged Corporation. The Merged Corporation hereby agrees from time to time, as and when requested by the Surviving Entity or by its successors or assigns, to execute and deliver or cause to be executed and delivered all such deeds and instruments and to take or cause to be taken such further or other action as the Surviving Entity may deem necessary or desirable in order to vest in and confirm to the Surviving Entity title to and possession of any property of the Merged Corporation acquired or to be acquired by reason of or as a result of the Merger herein provided for and otherwise to carry out the intent and purposes hereof and the proper officers and directors of the Merged Corporation and the proper officers and members of the Surviving Entity are fully authorized in the name of the Merged Corporation and the Surviving Entity to take any and all such action.

     H. SERVICE OF PROCESS. The Surviving Entity may be served with process in the State of Michigan in any proceeding for enforcement of any obligation of the Merged Corporation as well as for enforcement of any obligation of the Surviving Entity arising from the Merger. The address to which a copy of such process shall be mailed is 41000 Woodward, Bloomfield Hills, Michigan 48304.

     I. FURTHER ACTIONS. Each of the Constituent Entities shall take or cause to be taken all action, or do or cause to be done all things necessary including all necessary filings in



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Georgia, for purposes of the Merged Corporation, and in Michigan, for purposes of the Surviving Entity and the Constituent Entities, that are proper and advisable under the laws of the States of Michigan and Georgia in order to make effective the Merger.

     THE ABOVE AGREEMENT AND PLAN OF MERGER, having been executed on behalf of the Surviving Entity, and having been adopted by its Members, and having been executed on behalf of the Merged Corporation, and having been adopted by its sole shareholder and Board of Directors, in accordance with the provisions of the above named Georgia Act, and the Michigan Act, the duly authorized Officers of the Constituent Entities do hereby execute the said Agreement and Plan of Merger as the respective act, deed and agreement of said Constituent Entities on the day and year first above written.

WITNESSES:                                  PII VENTURES,  L.L.C., a Michigan
                                            limited  liability company


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                                            By:   STEVE TOTH, JR.
                                            Its:  MANAGING MEMBER

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                                                "SURVIVING ENTITY"
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                                            ADVANCED ANIMATIONS, INC., a
                                            Georgia corporation


------------------------------------        ------------------------------------
                                            By:
                                            Its:
------------------------------------
                                                 "MERGED CORPORATION"